Exhibit 99.1

1 Penn Plaza, 51st FL New York, NY 10119 T 212.930.9400 E investors@starholdingsco.com Press Release Star Holdings Reports Third Quarter 2026 Results NEW YORK, November 6, 2026 Star Holdings (NASDAQ: STHO) announced today that it has filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 with the Securities and Exchange Commission. Net income (loss) attributable to common shareholders for the third quarter was ($45.1) million and earnings (loss) per share was ($3.74). These results reflect a non-cash adjustment of ($53.1) million, which decreased earnings (loss) per share by ($4.40) with respect to our investment in approximately 13.5 million shares of SAFE based on a mark-to-market at quarter end. During the third quarter, the Company sold its portfolio of municipal debt securities for $50.2 million and realized a gain of $4.5 million. The Company also sold a land parcel in Coney Island for $20.0 million and recognized a profit of $4.7 million. Additionally, the Company voluntarily paid down the outstanding balance on its margin loan facility from $94.5 million to $46.5 million. Further details regarding the Company's results of operations, assets and activities are available in the Company's Form 10-Q for the quarter ended September 30, 2026 which is available for download at the Company's website www.starholdingsco.com or at the Securities and Exchange Commission website www.sec.gov.    Star Holdings’ (NASDAQ: STHO) portfolio is comprised primarily of interests in the Asbury Park Waterfront, the Magnolia Green residential development projects and other commercial real estate properties and loans that are for sale or otherwise plan to be monetized. Star Holdings also owns shares of Safehold Inc. (NYSE: SAFE). Star Holdings expects to focus on

1 Penn Plaza, 51st FL New York, NY 10119 T 212.930.9400 E investors@starholdingsco.com realizing value for shareholders from its portfolio primarily by maximizing cash flows through active asset management and asset sales. Additional information on Star Holdings is available on its website at www.starholdingsco.com. Company Contact: Pearse Hoffmann Senior Vice President Head of Corporate Finance T 212.930.9400 E investors@starholdingsco.com